Exhibit 99.2

CINER RESOURCES LP ANNOUNCES QUARTERLY CASH DISTRIBUTION

ATLANTA, Georgia -- (May 10, 2019) -- Ciner Resources LP (the "Partnership") (NYSE: CINR) announced that the board of directors of its general partner approved today its quarterly distribution. The quarterly distribution of $0.340 for the first quarter of 2019 is payable on May 24, 2019, to unitholders of record on May 21, 2019.

“While we are still working on finalizing our capital plans for a new expansion project that we anticipate will increase our capacity up to approximately 3.5 million tons of soda ash per year, it is clear such plans will require capital expenditures materially higher than have been incurred by Ciner Wyoming in recent years.  When considering infrastructure improvements designed to increase our overall efficiency plus the expansion, our plans could entail up to $400M of new capital investment.  We are committed to maintaining a disciplined financial policy with a conservative capital structure, which means we intend to pay for the investment in part through cash generated by the business and in part through debt.  As a result, we have made the decision proactively to lower our cash distributions from Wyoming until we have satisfied at least 50% of the funding for the project, which we expect will take roughly 10-12 quarters depending upon business performance.  We intend to maintain the distribution at this level until such targets are met.  Afterward, we believe increased production levels from our operations will materially improve our available cash and allow us to resume growing our distributions again. This decision was not made lightly or without considerable debate, however, we believe that this decision will enable us the financial flexibility to build long-term value for our unitholders" said Kirk Milling, President and CEO Ciner Resources LP.

ABOUT CINER RESOURCES LP
Ciner Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Ciner Wyoming LLC, one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.

FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the Partnership's filings with the SEC. The Partnership undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Qualified Notice
This release is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of the Partnership's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not the Partnership, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Contacts:

Ciner Resources LP

Investor Relations
Ed Freydel
Vice President, Finance
(770) 375-2323
EFreydel@ciner.us.com